UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
Amendment 1
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Preliminary Information Statement

AlphaRx, Inc.
(Name of Registrant as Specified in Its Charter)

Commission File Number: 000-030813

31/F, Tower One, Times Square
1 Matheson Street, Causeway Bay, Hong Kong
(852) 2824-8716
(Address, including zip code, and telephone, including area code)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required
☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1) Title of each class of securities to which investment applies: common stock.
(2) Aggregate number of securities to which investment applies: not applicable.
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined): Not Applicable.
(4) Proposed maximum aggregate value of transaction: Not Applicable.
(5) Total fee paid: Not Applicable.

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1) Amount Previously Paid: Not Applicable.
2) Form, Schedule or Registration Statement No.: Not Applicable.
3) Filing Party: Not Applicable.
4) Date Filed: Not Applicable.

AlphaRx, Inc.

31/F, Tower One, Times Square
1 Matheson Street, Causeway Bay, Hong Kong
(852) 824-8716

NOTICE OF ACTION TAKEN WITHOUT A SHAREHOLDER MEETING

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

To the Stockholders of AlphaRx:

This Information Statement is being mailed or furnished to the stockholders of AlphaRx, Inc., a Delaware corporation (the “Company”, "us", “we” or “our”), in connection with the authorization of a five (5) share for one (1) share reverse stock split of the Company’s common stock (“Reverse Split”). The Reverse Split was approved by our Board of Directors and by the written consent of our stockholders entitled to vote and holding at least a majority of our outstanding common stock, par value $0.0001 per share (the "Common Stock"). Stockholders holding in the aggregate 54,670,271 shares of Common Stock or approximately 57.44% of the voting stock outstanding as of April 20, 2012 (the "Consenting Stockholders") approved the Reverse Split. Accordingly, this Information Statement is furnished solely for the purpose of informing the stockholders of the Company, in the manner required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of this corporate action before it takes effect.

On April 20, 2012, our Board unanimously approved the Reverse Split, and under Delaware Law the affirmative vote of the holders of a majority of our outstanding Common Stock is required to approve the Reverse Split. On April 20, 2012, the Consenting Holders executed a written consent approving the Reverse Split, which will become effective upon filing of an amendment to our Articles of Incorporation with the Delaware Secretary of State. Holders of our Common Stock do not have appraisal or dissenter’s rights under Delaware Law in connection with the matters approved by stockholders in this Information Statement.

The Board and Consenting Stockholders have approved the Company's Certificate of Amendment to its Amended and Restated Certificate of Incorporation, a copy of which is attached hereto as Appendix A (the "Amended Articles"), to (1) complete a reverse split of our common stock whereby each five (5) shares of issued and outstanding common stock shall be exchanged for one share of common stock.

Following the expiration of the twenty day (20) period mandated by Rule 14c-2(b), we will file the Amended Articles with the Delaware Division of Corporations. The reverse split will not take effect until it is declared effective by FINRA subsequent to the filing of the Amended Articles with the Delaware Division of Corporations. The Company will not file the Amended Articles until at least twenty (20) days after the filing and mailing of this Information Statement to its stockholders. The Amended Articles will become effective when they are filed with the Delaware Division of Corporations.

The Company will bear the entire cost of furnishing this Information Statement. It will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Company's common stock held of record by them.

The Board has fixed the close of business on April 20, 2012 as the record date for the determination of stockholders who are entitled to receive this Information Statement.  There were 95,175,047 shares of Common Stock issued and outstanding on the record date. The Company anticipates that this Information Statement will be mailed on or about April 30, 2012, to all stockholders of record as of the record date.

Description of and Reasons for the Reverse Split
General

The Board of Directors and Consenting Stockholders have approved, subject to reserving the right of the Board to abandon the planned reverse split, a reverse stock split of our common stock at a ratio of one-for-five (5). Pursuant to the reverse split, each outstanding five (5) shares of common stock will be combined into and become one (1) share of common stock, without any change in the number of authorized shares of our common stock.

As of April 20, 2012, we had 95,175,047 shares of common stock issued and outstanding. Based on the number of shares of our common stock issued and outstanding as of April 20, 2012, immediately following the completion of the reverse stock split, we would have approximately 19,031409 shares of common stock issued and outstanding.

Purpose of the Reverse Split

After effectuating the Reverse Split, we will have approximately 230,812,991 shares of authorized but unissued shares of common stock. We have no present plans to issue the authorized but unissued  shares of common stock which will result from the reverse stock split.

A reverse stock split may have to effect of increasing the trading price of our common stock on the OTC Bulletin Board and/or OTC Markets OTCQB. Many securities brokerage and clearing firms including Pension Financial Services will not allow their customers to deposit securities with a trading price below $0.10.  In the last year, our common shares have traded at prices of as low as $.04 per share. As such, any holder of our common shares would experience difficulty depositing their shares.    We believe that the Reverse Split will help to raise the per share price of our common stock to above $.10, even though there is no assurance that an increase in our stock price will result from the Reverse Split.

In the future, if we seek additional funding from potential investors they investors may evaluate whether they will have difficulty depositing their shares with their broker dealer.   The Board believes that the reverse split is in the best interests of the Company and its stockholders, as it will make it more likely our common shares will have a price of at least $.10 and  provide additional flexibility for any future financing.  We have no existing plans or arrangements to issue the authorized but unissued shares our common stock.  The reverse stock split may not increase the per share price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the per share price (which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding).

If the per share price of our common stock declines following the reverse split, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split.

In evaluating whether or not to authorize the reverse split, in addition to the considerations described above, the Board of Directors also took into account various negative factors associated with a reverse stock split.

These factors include:

•	the negative perception of reverse stock splits held by some investors, analysts and other stock market participants;
•	the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels;
•	the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and
•	the costs associated with implementing a reverse stock split

Stockholders should recognize that if a reverse stock split is effected, they will own a fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the reverse stock split divided by five (5)), and fractional shares shall be rounded up to the next higher full share. The liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse stock split will likely increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales.

The Board of Directors considered all of the foregoing factors, and determined that the reverse stock split is in the best interest of the Company and its stockholders.

The Company may issue additional shares of common stock for any purpose, including future acquisitions or financing transactions.

Principal Effects of the Reverse Split

General

Our common stock is currently registered under the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our common stock under the Exchange Act.

Number of Shares of Common Stock and Corporate Matters

When implemented, the reverse split will have the following effects on the number of shares of common stock:

•	each five (5) shares of our common stock owned by a stockholder immediately prior to the reverse stock split would become one share of common stock after the reverse stock split;
•	the number of shares of our common stock issued and outstanding would be reduced from 95,175,047 shares to approximately 19,031409 shares; and
•	the number of authorized shares of our common stock would remain at 250 million shares.

The 230,812,991 authorized, and unissued and unreserved shares would be available from time to time for corporate purposes including raising additional capital by means of sales of common stock or securities convertible into common stock, acquisitions of companies or assets, or other strategic transactions. If we issue additional shares, the ownership interests of holders of our common stock may be diluted.

The reverse stock split will affect all of our common stockholders uniformly and will not change the proportionate equity interests of our common stockholders (except with respect to stockholders that would receive less than a full share following the reverse split, as no fractional shares will be issued but instead each fractional share that would be issued will be rounded up to the nearest whole share), nor will the respective voting rights and other rights of stockholders be altered.

The table below shows the cumulative effect of the Reverse Split of our Common Stock outstanding at the Effective Date, as well as the number of Common and Preferred Shares that will be available for issuance after the Reverse Split.

Shares of Common Stock	Prior to Reverse Split	After Reverse Split
Authorized	250,000,000	250,000,000
Issued and Outstanding	95,157,047	19,031,409
Available for Issuance	154,842,953	230,812,991
Shares of Preferred Stock
Authorized	-0-	-0-
Issued and Outstanding	-0-	-0-
Available for Issuance	-0-	-0-

Fractional Shares

If the reverse stock split results in some stockholders receiving fractional shares, fractional shares will not be issued. The Company will instead round up the number of shares issued to the shareholders in lieu of the issuance of fractional shares, with each fractional share that would be issued being rounded to the nearest whole share

Effect on Shares Held in Street Name

We intend to treat stockholders holding our common stock in "street name," through a bank, broker, or other nominee, in the same manner as registered stockholders whose shares are registered in their names when effecting the reverse stock split. Banks, brokers, or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in "street name." However, these banks, brokers, or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered "Book-Entry" Stockholders

Our registered stockholders may hold some or all of their shares electronically in book-entry form. These stockholders will not have share certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•	If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares.
•	If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

Effect on Registered Certificated Shares

Some registered stockholders hold all their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your share certificate, you will be issued the appropriate number of shares electronically in book-entry form. No new shares in book-entry form will be issued to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. At any time after receipt of your statement reflecting the number of shares registered in your book-entry account, you may request a share certificate representing your ownership interest.

Registration under the Securities Exchange Act of 1934

Our Common Stock is currently registered under the Exchange Act. As a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Splits would not affect the registration of our Common Stock under the Exchange Act.

Effects on Individual Stockholders

If we implement the reverse stock split, the number of shares of our Common Stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the reverse stock split by the appropriate ratio and then rounding down to the nearest whole share. We would either pay cash to each stockholder in lieu of any fractional interest in a share to which each stockholder would otherwise be entitled as a result of the reverse stock split, as described in further detail below, or round up to the nearest whole share. The reverse stock split would not affect any stockholder’s percentage ownership interest in our Company or proportionate voting power, except to the extent that interests in fractional shares would be paid in cash. The number of shareholders of record will not be affected by the Reverse Split (except to the extent that any shareholder holds only a fractional share interest and receives one whole Common Share for such interest after the Reverse Split).

Rights of Shareholders

If we implement a reverse stock split, the rights pertaining to the outstanding shares of our Common Stock would be unchanged after the reverse stock split. Each share of our Common Stock issued following a reverse stock split would be fully paid and non-assessable.

Accounting Matters

The reverse stock split will not affect the par value of the Company's common stock. As a result, the stated capital attributable to the Company's common stock on the Company's balance sheet will be reduced proportionately based on the reverse stock split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Prior periods' per share net income or loss and net book value amounts will be restated because there will be fewer shares of our common stock outstanding.

Potential Anti-Takeover Effect

The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. However, the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of common stock or obtain control of the Company.

Procedure for Effecting Exchange of Stock Certificates

The Company's transfer agent, Signature Stock Transfer will act as exchange agent for purposes of implementing the exchange of stock certificates or updating ownership amounts, the latter for those "book entry" stockholders, and is referred to as the "exchange agent." As soon as practicable after the effective time of the reverse split, a letter of transmittal will be sent to stockholders of record as of the effective date of the reverse split as set by FINRA for purposes of surrendering to the exchange agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares (and/or payment of cash in lieu of fractional shares, if applicable) in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the effective time, any certificates formerly representing pre-reverse stock split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-reverse stock split shares (and/or payment of cash in lieu of fractional shares, if applicable). STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO. For stockholders who hold registered shares in a book-entry form, at the effective time, the transfer agent will update your ownership amounts on our books and a transaction statement will automatically be sent to your address of record indicating the number of shares you hold. No action need be taken to receive your post-reverse stock split shares.

United States Federal Income Tax Consequences

IN ACCORDANCE WITH 31 C.F.R. § 10.35(B)(5), THE DISCUSSION OF THE TAX ASPECTS PROVIDED HEREIN HAS NOT BEEN PREPARED, AND MAY NOT BE RELIED UPON BY ANY PERSON, FOR PROTECTION AGAINST ANY FEDERAL TAX PENALTY. EACH STOCKHOLDER SHOULD SEEK ADVICE BASED ON THE PROSPECTIVE STOCKHOLDER'S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of the material United States federal income tax consequences of the reverse stock split applicable to beneficial holders of shares of our common stock. This summary addresses only such stockholders who hold their pre-reverse stock split shares as capital assets and will hold the post-reverse stock split shares as capital assets. This discussion does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult its tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse stock split. The Company has not and will not seek a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the reverse split. Therefore, the income tax consequences discussed below are not binding on the Internal Revenue Service and there can be no assurance that such income tax consequences, if challenged, would be sustained.

Subject to the statements made above, the United States federal income tax consequences of the reverse stock split may be summarized as follows:
•
The reverse stock split would qualify as a tax-free recapitalization under the Internal Revenue Code. Accordingly, a stockholder will not recognize any gain or loss for United States federal income tax purposes as a result of the receipt of the post-reverse stock split common stock pursuant to the reverse stock split.

•
The shares of post-reverse stock split common stock in the hands of a stockholder will have an aggregate basis for computing gain or loss on a subsequent disposition equal to the aggregate basis of the shares of pre-reverse split common stock held by the stockholder immediately prior to the reverse stock split.

•	A stockholder's holding period for the post-reverse stock split common stock will include the holding period of the pre-reverse split common stock exchanged.

Vote Required

Delaware General Corporation Law ("DGCL") §242 provides that every amendment to the Company's Certificate of Incorporation shall first be adopted by the resolution of the Board of Directors and then be subject to the approval of stockholders entitled to vote on any such amendment. Under the Company's amended and restated Certificate of Incorporation and Bylaws now in effect, an affirmative vote by stockholders holding shares entitling them to exercise at least a majority of the voting power is sufficient to amend the Company's amended and restated Certificate of Incorporation. DGCL §228 provides that, unless otherwise provided in the Company's amended and restated Certificate of Incorporation, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding the voting power required to take such action at a meeting. The Company's amended and restated Certificate of Incorporation does not prohibit the taking of action by written consent. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the amendment described herein as early as possible in order to accomplish the purposes described above, the Company's Board of Directors voted to utilize the written consent of the holders of a majority of the Company's voting stock. DGCL §228 provides that in no instance where action is authorized by written consent need a meeting of stockholders be called or notice given.

Pursuant to DGCL §242 and the Company's current Certificate and Bylaws, the affirmative vote of the holders of a majority of the Company's outstanding voting stock is sufficient to amend the Company's amended and restated Certificate of Incorporation as described above, which vote has been obtained by written consent of the Consenting Stockholders.

Effective Date

Under applicable federal securities laws, the Amended Articles cannot be effective until at least 20 calendar days after this Information Statement is distributed to the Company's stockholders. The Amended Articles will become effective upon filing with the Division of Corporations of Delaware. It is anticipated that the foregoing will take place 20 calendar days after this Information Statement is mailed to the Company's stockholders, subject to change to a later date at the Board's discretion. In addition, both the name change and the reverse split require the Company to notify the Financial Industry Regulatory Authority and obtain a new trading symbol before these actions will be accurately reflected on the OTC Bulletin Board and OTC Markets, OTCQB.

Dissenters' Rights of Appraisal

The DGCL does not provide for appraisal rights in connection with the above-described amendments to the Company's Certificate of Incorporation.

GENERAL INFORMATION

Costs

The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of the Company's common stock.

Record Date

The close of business on April 20, 2012, has been fixed as the record date for the determination of stockholders entitled to receive this Information Statement.

Outstanding Shares and Voting Rights

On April 20, 2012 (the "Record Date"), the Company had 95,175,047 shares of common stock, $0.0001 par value, outstanding. Holders of these shares would have been entitled to vote if a meeting was required to be held. Each share of the Company's common stock is entitled to one vote. The outstanding shares of common stock at the close of business on the Record Date were held by approximately 69 stockholders of record.

Material Terms of the Common Stock

The authorized Common Stock of the Company consists of 250,000,000 shares, par value $0.0001. The holders of shares of Common Stock are entitled to one vote for each share held of record on each matter submitted to stockholders. Shares of Common Stock do not have cumulative voting rights for the election of directors. The holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends, although the Company does not intend to declare any dividends for the foreseeable future. The holders of shares of Common Stock do not have any preemptive rights to subscribe for or purchase any stock or other securities of the Company and have no rights to convert their Common Stock into any other securities. On liquidation, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution to stockholders.

MARKET INFORMATION

Our Common Stock is traded on the OTC Bulletin Board and the OTC Markets OTCQB under the symbol “ALRX. After the Reverse Split our Common Stock will continue to trade on the OTC Bulletin Board and the OTC Markets OTCQB under the symbol “ALRX.

The following table sets forth the range of high and low bid quotations for our Common Stock for the periods indicated from sources we deem reliable.

First Quarter	(Ended March 31, 2012)	0.05	0.05
Fourth Quarter	(Ended December 31, 2011)	0.05	0.04
Third Quarter	(Ended September 30, 2011)	0.05	0.05
Second Quarter	(Ended June 30, 2011)	0.05	0.05
First Quarter	(Ended March 31, 2011)	0.05	0.05
Fourth Quarter	(Ended December 31, 2010)	0.06	0.06
Third Quarter	(Ended September 30, 2010)	0.06	0.06
Second Quarter	(Ended June 30, 2010)	0.05	0.05

The foregoing quotations reflect inter-dealer prices without retail mark-up, markdown or commissions and may not necessarily represent actual transactions.

Records of our stock transfer agent indicate that as of April 20, 2012 there were approximately 69 record holders of our Common Stock. This does not include an indeterminate number of stockholders who may hold their shares in "street name" or in nominee form. A decrease in the number of issued and outstanding shares of our Common Stock would be beneficial for the Company because we would have more shares available for future issuance.

You should consider that, although we believe that a reverse stock split will in fact increase the price of our Common Stock, in many cases, because of variables outside of a company’s control (such as market volatility, investor response to the news of a reverse stock split and the general economic environment), the market price of a company’s shares of common stock may in fact decline in value after a reverse stock split. You should also keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of our business or a stockholder’s proportional ownership in our Company. However, should the overall value of our Common Stock decline after any reverse stock split, then the actual or intrinsic value of the shares of our Common Stock held by you will also proportionately decrease as a result of the overall decline in value.

We cannot predict the effect of any reverse stock split upon the market price of our Common Stock over an extended period, and in many cases, the market value of a company’s common stock following a reverse stock split declines. We cannot assure you that the trading price of our Common Stock after the reverse stock split will rise in inverse proportion to the reduction in the number of shares of our Common Stock outstanding as a result of such reverse stock splits. Also, we cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of our Common Stock. The trading price of our Common Stock may change due to a variety of other factors, including our operating results and other factors related to our business and general market conditions.

The resulting decrease in the number of shares of our Common Stock outstanding could potentially adversely affect the liquidity of our Common Stock, especially in the case of larger block trades.

DIVIDENDS

We have never declared any cash dividends and do not anticipate paying such dividends in the near future. We anticipate all earnings, if any, over the next twelve (12) to twenty - four (24) months will be retained for working capital purposes. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our results of operations, financial conditions, contractual restrictions, and other factors deemed relevant by the Board of Directors. We are under no contractual restrictions in declaring or paying dividends to our common stockholders.

The future sale of presently outstanding "unregistered" and "restricted" Common Stock of the Company by present members of management and persons who own more than five percent of the outstanding voting securities of the Company may have an adverse effect on the public market for our Common Stock.

Interest of Certain Persons in Matters to be Acted Upon

Not Applicable

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to ownership of the Company’s securities by its officers and directors and by any person (including any “group”) who is the beneficial owner of more than 5% of the Company’s Common Stock. The total number of shares authorized is 250,000,000 shares of Common Stock, each of which has a par value of $0.0001. As April 20, 2012, there were 95,175,047 shares of Common Stock issued and outstanding.

Name and Address	Amount and Nature of	Percent of
Of Owner	Beneficial Owner	Class
Michael Lee (1)	19,089,689 shares	20.06%
Ford Moore (3)	4,558,179 shares	4.79%
David Milroy (3)	2,956,933 shares	3.11%
Sandro Persia (2)	18,000 shares	0.02%
All directors and officers as a group (4 persons)	26,622,801 shares	27.97%

(1) Director and Officer; (2) Officer; (3) Director

Where You Can Find Additional Information about the Company

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission ("SEC"). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the SEC may be obtained free of charge. If you and one or more shareholders share the same address, it is possible that only one Information Statement was delivered to your address. Any registered shareholder who wishes to receive a separate copy of the Information Statement at the same address now or in the future may mail a request to receive separate copies to Alpha Rx, Inc., Attention: Michael Lee, Chief Executive Officer, 31/F, Tower One, Times Square 1 Matheson Street, Causeway Bay, Hong Kong or call the Company at (852) 824-8716 and we will promptly deliver the Information Statement to you upon your request. Shareholders who received multiple copies of this Information Statement at a shared address and who wish to receive a single copy may direct their request to the same address.

By order of the Board of Directors,

/s/            Michael Lee
Michael Lee
Chief Executive Officer and Director
Dated April 30 , 2012

EXHIBITS TO INFORMATION STATEMENT

Exhibit Description

3.2	Certificate of Amendment to the Articles of Incorporation of AlphaRx, Inc., a Delaware Corporation